Exhibit 99.1
Globecomm Systems Reports Fiscal 2010 Fourth Quarter
and Fiscal Year 2010 Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—September 13, 2010— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of satellite-based managed network solutions, today announced financial results for the fiscal 2010 fourth quarter and fiscal year ended June 30, 2010. Globecomm reports its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP measures, for which the Company provides detailed reconciliations in the attached tables. A summary of the Company’s results are:
•	Record fiscal year 2010 consolidated revenues of $227.8 million as compared to $170.2 million last year.

•	Record fiscal year 2010 service revenues of $135.8 million as compared to $81.3 million last year.

•	Fiscal year 2010 infrastructure solutions revenues of $92.0 million as compared to $88.8 million last year.

•	Fiscal year 2010 GAAP diluted net income per common share of $0.38 as compared to GAAP diluted net income per common share of $0.16 last year.

•	Record fiscal year 2010 adjusted EBITDA of $20.9 million as compared to $12.2 million last year.
Fiscal Year 2010 Fourth Quarter Results
Revenues for the Company’s fiscal 2010 fourth quarter increased 42.7% to $70.3 million as compared to $49.2 million in the same period last year. Revenues from services increased 60.4% to a record $39.6 million as compared to $24.7 million in the same period last year. The increase in service revenues was primarily driven by organic growth in the government marketplace, coupled with the Company’s acquisitions of Telaurus and C2C/Evocomm, which combined contributed additional revenue of $7.8 million. Revenues from infrastructure solutions increased by 24.9% to $30.7 million as compared to $24.5 million in the same period last year. The increase in infrastructure solution revenues was driven by an increase in revenues in the systems design and integration offering.
Net income for the Company’s fiscal 2010 fourth quarter increased to $4.0 million, or $0.19 diluted net income per common share, as compared to net income of $1.0 million, or $0.05 diluted net income per common share in the same period last year. The increase in net income was driven by the significant increase in services revenue. Excluding a $0.07 gain relating to non-recurring tax adjustments, fiscal year 2010 fourth quarter adjusted diluted net income per common share increased 140% to $0.12, as compared to $0.05 of adjusted diluted net income per common share in the same period last year. Adjusted EBITDA for the fourth quarter of 2010 increased to $7.0 million, a Company record, as compared to adjusted EBITDA of $3.2 million in the fourth quarter of 2009.
Fiscal Year 2010 Full Year Results
Revenues for the Company’s fiscal year ended June 30, 2010 increased 33.9% to $227.8 million, a Company record, as compared to $170.2 million last year. Service revenues increased by 66.9% to a record $135.8 million as compared to $81.3 million last year. The increase in service revenues was primarily driven by the Company’s acquisitions of Mach 6, Telaurus and C2C/Evocomm, which contributed additional revenue of $33.5 million coupled with organic growth in the government marketplace. Revenues from infrastructure solutions increased 3.6% to $92.0 million as compared to $88.8 million last year. The increase in infrastructure solution revenues was driven by an increase in the systems design and integration offering partially offset by a decrease in pre-engineered products revenues.
Net income for the Company’s fiscal year ended June 30, 2010 increased to $7.9 million or $0.38 diluted net income per common share, compared to net income of $3.3 million or $0.16 diluted net income per common share last year.

Excluding a net $0.04 gain relating to a non-recurring tax benefit of $0.07 partially offset by costs related to a previously announced acquisition charge of $0.03, fiscal year 2010 net income per diluted share would have been $0.34, as compared to $0.16 last year. Adjusted EBITDA for the Company’s fiscal year ended June 30, 2010 increased to $20.9 million, a Company record, as compared to $12.2 million last year.
Fiscal Year 2010 Highlights
Services Segment
•	Received a $34.2 million increase in scope on an original four-year contract from a major U.S. government prime contractor valued up to $127.0 million. The increase in scope brings the amount exercised to approximately $70.0 million, with approximately $57.0 million of options remaining in the final option year.

•	The Company’s wholly-owned subsidiary, Cachendo, was awarded a multi-year agreement for a U.S. government agency valued at up to $9.0 million; options bring potential total contract value up to $44.2 million. Cachendo provides IT support services relating to website domains plus deployable IT support for Disaster Assistance Response Teams.

•	The Company’s wholly-owned subsidiary, Telaurus, was awarded a three-year maritime managed services contract from Singapore based PACC Ship Managers Pte Ltd. Telaurus will provide maritime fleet broadband terminals (FB500) and its se@COMM(R) maritime communications platform. Globecomm is now providing active managed services on more than 2,000 vessels.

•	Invested in a 3G (with a forward path to 4G technologies) core switch to expand Globecomm’s managed wireless business to offer affordable 3G hosted mobile services to under-serviced areas worldwide. The 3G services include voice, video, and data services and further enhance Globecomm’s rapidly growing hosted switch, roaming and managed network service businesses.

•	Launched TempoSM Enterprise Media Platform for hosted service for interactive training, employee communications, and digital display. TempoSM provides a secure platform to publish content, conduct interactive live events, and manage each viewer’s access to programming.
Infrastructure Segment
•	Awarded Ka-Band contract from a foreign government valued at $8.7 million. Globecomm has been investing heavily in Ka-Band technology and is well positioned to capitalize on ground infrastructure that will be needed to support the new satellite launches as evidenced by this contract.

•	Awarded $17.7 million U.S. Government contract to provide global SATCOM on-the-move communications.

•	Received contract extension from NATO valued at $9.1 million for GPS-Based Force Tracking System . It enables NATO to identify where its personnel are located at all times, identify other multi-national forces and have the ability to do so in routine and operational situations.

•	Awarded a $4.6 million media contract to provide a next generation media data center, which will provide the ability to convert analog, standard definition, and high definition video feeds to Internet Protocol streaming formats realized by the Globecomm network design.

•	Announced the exercise of $2.3 million contract option by the U.S. Army for continued production of the Joint IP Modem (JIPM). The JIPM network-centric IP modem will be the Department of Defense standard network IP modem for use on military and commercial satellites to provide demand-based satellite communication transport services to the war fighter.

•	Introduced TomCat™, a light-weight, man-transportable X-band satellite communications system that sets-up and can be operational within minutes. As part of Globecomm’s Explorer terminal product line, the TomCat™ fits in a single transit case which meets the requirements for checked baggage aboard commercial airlines. The TomCat™ weighs just 35 pounds and can reach downlink capacity of up to

3Mbps and uplink capacity of 1.5Mbps. The terminal was designed to address the growing use of the U.S. military’s new wideband global satellite system.
Corporate
•	Acquired Carrier to Carrier Telecom BV (C2C) and assets of Evolution Communication Ltd (Evocomm). Based in the Netherlands, C2C provides satellite services across Africa, the Middle East, Europe and Asia, and maritime services in the Atlantic, Mediterranean, Gulf of Mexico and the Indian Ocean regions through its robust teleport facility located in Biddinghuizen, Netherlands. Evocomm’s wholly owned subsidiary, Evosat SA Pty Ltd (Evosat), is headquartered in Cape Town, South Africa and maintains an office in Johannesburg. Evosat and Evocomm primarily provide Inmarsat land-based BGAN and maritime-based Fleet Broadband services, along with mobile communications through C2C.

•	Increased committed credit facility with Citibank from $50 million to $65 million. The credit facility accommodates documentary and standby letters of credit, term loans, foreign exchange transactions, and also includes a revolving credit facility. The term loan portion of the facility was increased from $25 million to $40 million in order to accommodate the Company’s continued growth. The credit facility will be used to issue bid bonds and performance bonds relating to projects and contracts worldwide, term loans for potential acquisitions, and also supports the Company’s working capital needs.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “The largest acquisition in the Company’s history capped off a record year for the Company. We enter fiscal 2011 with greater visibility than ever and look forward to a record year as the service segment takes center stage. The balance sheet remains strong and we will continue to make strategic acquisitions if they fit our stringent criteria. The Company will also make strategic investments internally to expand our products portfolio and capabilities for all market verticals. Our overall staff has increased by roughly 20% to over 400 employees and we are pleased with the seamless integration of our new subsidiaries. At this point, we have sufficient resources to carry out our business plan and I would like to thank the employees for another terrific year.”
Keith Hall, President and COO, added “It was another tremendous year of execution, in tough economic conditions, as we continued to expand our reach as a global managed network solutions provider. The year was highlighted by strong renewals and expansion of our U.S. government contracts. We also saw increased activity in the commercial side of the business which we expect to rebound with the economy. The Company made significant investments across all five verticals, including a state-of-the-art core Ericsson switch, the TomCat™ X-Band Man Pack and the Tempo software as a service enterprise media platform. We will continue to make strategic investments with further development of the Man Pack as well as strategic investments into the maritime, media and wireless verticals. In the coming year we will continue our efforts to integrate our new subsidiaries to create greater efficiencies. We are excited about the opportunities in front of us.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2011
Globecomm currently expects the following financial results for the fiscal year 2011:
•	Consolidated revenues to be between $290 and $305 million.

•	Service segment revenues to be approximately $175 million.

•	GAAP diluted net income per common share to be between $0.50 and $0.55.

•	Adjusted EBITDA to be between approximately $28 and $29 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision (benefit) for income taxes, depreciation, amortization expense, non-cash stock compensation expense, and acquisition costs. Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Reconciliation of adjusted diluted net income per common share excludes acquisition related costs. These amounts are not in accordance with GAAP and Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under the new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized and therefore the exclusion of the acquisition costs is a non-GAAP measure that provides better comparability of results.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, access services, hosted services and lifecycle support services. Globecomm’s customers include government, enterprises, media, maritime and wireless service providers.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, New Jersey, Virginia the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues from infrastructure solutions	$30,659	$24,548	$92,021	$88,817
Revenues from services	39,600	24,687	135,796	81,344

Total revenues	70,259	49,235	227,817	170,161

Costs and operating expenses:

Costs from infrastructure solutions	25,488	20,630	75,974	73,877
Costs from services	28,517	18,219	99,424	60,995
Selling and marketing	4,161	3,765	14,977	12,985
Research and development	1,069	936	3,342	2,392
General and administrative	6,748	4,698	23,957	15,954

Total costs and operating expenses	65,983	48,248	217,674	166,203

Income from operations	4,276	987	10,143	3,958

Interest income	60	23	386	534
Interest (expense)	(79)	—	(106)	—
Interest (expense) earn-out	(155)	—	(178)	—

Income before income taxes	4,102	1,010	10,245	4,492

Provision for income taxes	87	29	2,343	1,193

Net income	$4,015	$981	$7,902	$3,299

Basic net income per common share	$0.19	$0.05	$0.38	$0.16

Diluted net income per common share	$0.19	$0.05	$0.38	$0.16

Weighted-average shares used in the calculation of basic net income per common share	20,842	20,324	20,560	20,219

Weighted-average shares used in the calculation of diluted net income per common share	21,318	20,623	20,992	20,507

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	June 30,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$42,863	$44,034
Restricted cash	5,025	—
Accounts receivable, net	49,222	45,438
Inventories	34,486	17,043
Prepaid expenses and other current assets	3,100	2,292
Deferred income taxes	1,602	1,058

Total current assets	136,298	109,865
Fixed assets, net	37,839	33,379
Goodwill	40,594	25,613
Intangibles, net	16,196	11,020
Deferred income taxes	7,635	10,214
Other assets	2,148	1,448

Total assets	$240,710	$191,539

Liabilities and Stockholders’ Equity
Current liabilities	$59,586	$35,221
Other liabilities	2,443	924
Long term debt	9,375	—
Deferred income taxes	2,203	582
Total stockholders’ equity	167,103	154,812

Total liabilities and stockholders’ equity	$240,710	$191,539

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net Income	$4,015	$981	$7,902	$3,299
Adjustments:
Interest (income)	(60)	(23)	(386)	(534)
Interest expense	79	—	106	—
Interest expense earn-out	155	—	178	—
Provision for income taxes	87	29	2,343	1,193
Depreciation and amortization	2,088	1,770	7,479	5,968
Stock compensation expense	645	421	2,349	2,310
Acquisition related costs	—	—	940	—

Adjusted EBITDA	$7,009	$3,178	$20,911	$12,236

Globecomm Systems Inc.
Reconciliation of adjusted diluted Net Income per common share
(Unaudited)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Diluted net income per common share	$0.19	$0.05	$0.38	$0.16
Acquisition related costs (A)	—	—	0.03	—
Non-recurring tax adjustments (B)	(0.07)	—	(0.07)	—

Adjusted diluted net income per common share	$0.12	$0.05	$0.34	$0.16

(A)	Amount represents acquisition costs of approximately $0.9 million related to the Company’s acquisition of C2C/Evocomm.

(B)	Amount represents non-recurring tax adjustments which primarily relate to research and development tax credits for fiscal years 2006 through 2009.